Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-67371, 333-76724, 333-96919, 333-117492, and 333-121829)
and on Form S-8 (File Nos. 333-39674, 333-39676, 333-39678, 333-103527,
333-113704, and 333-124803) of Headwaters Incorporated of our reports dated November 30, 2005 with respect to the consolidated financial statements of Headwaters Incorporated, Headwaters Incorporated management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Headwaters Incorporated included in this Annual Report (Form 10-K) for the year ended September 30, 2005.

/s/ Ernst & Young LLP

Salt Lake City, Utah
November 30, 2005